Exhibit 4.1.6

ADDENDUM NO. 1

to

USD 33,500,000

TERM LOAN FACILITY AGREEMENT

for

DHT Eagle, Inc.

as Borrower

and

DHT Holdings, Inc.

as Guarantor

provided by

The Financial Institutions

listed in Schedule 1

as Lenders

with

DNB Bank ASA

as Agent

and

DNB Bank ASA

as Swap Bank

Dated 7 March 2012

THIS ADDENDUM NO. 1 (the “Addendum”) is dated 7 March 2012 and made between:

(1)	DHT Eagle, Inc. of Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, as borrower (the “Borrower”);

(2)	DHT HOLDINGS, INC. of Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, as guarantor (the “Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1, as lenders (together, the “Lenders”);

(4)	DNB BANK ASA of Stranden 21, 0250 Oslo, Norway, organization number 984 851 006, as facility and security agent (the “Agent”); and

(5)	DNB BANK ASA of Stranden 21, 0250 Oslo, Norway, organization number 984 851 006, as swap bank, (the “Swap Bank”).

WHEREAS:

(A)
This Addendum is supplemental to the USD 33,500,000 Term Loan Facility Agreement dated 24 May 2011 (the “Original Agreement”) made between the Borrower, the Guarantor, the Lenders, the Agent and the Swap Bank;

(B)
The Borrower has asked for certain amendments to be made to the Original Agreement, inter alia, to (i) make certain prepayments and (ii) amend certain other provisions of the Original Agreement, hereunder the minimum Market Value (as defined in the Original Agreement) requirement for a certain period; and

(B)	The Parties have agreed to supplement and amend the Original Agreement by entering into this Addendum to reflect the agreement reached between the Parties with respect to amendments set out above.

NOW IT IS HEREBY AGREED as follows:

1	CONSTRUCTION AND INTERPRETATION

1.1	References to this Agreement

References in the Original Agreement to “this Agreement” and the like shall, with effect from the Effective Date (as defined below) hereof be references to the Original Agreement as amended by this Addendum.

1.2	Defined Expressions

In this Addendum, word and expressions defined in the Original Agreement shall, unless otherwise defined herein, have the same meaning when used in this Addendum (including the recitals).

1.3	Construction

In this Addendum:

a)	words denoting the singular number shall include the plural and vice versa;

b)	references to Clauses, Annexes and Schedules are references, respectively, to the Clauses, Annexes and Schedules of this Addendum;

c)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

d)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Addendum; and

e)
this Addendum or any other document, agreement or other instrument (including the Original Agreement and any Finance Document) is a reference to this Addendum or any other document, agreement or instrument (including any Finance Document) as amended, novated, supplemented, restated or replaced from time to time.

2	CONDITIONS PRECEDENT

The provisions of Clause 3 (Amendments to the Original Agreement) and Clause 4 (Consent) shall be effective on the date (the “Effective Date”) when the Agent has received all of the documents and other evidence listed in Appendix 1 (Conditions precedent documents) in form and substance satisfactory to the Agent.  The Agent shall notify the Borrower, the Guarantor, the Lenders and the Swap Bank promptly upon being so satisfied by distributing a notification notice substantially in the form set out in Appendix 2 (Form of Notification Notice) hereto.

3	AMENDMENTS TO THE ORIGINAL AGREEMENT

3.1	General

The Original Agreement shall, with effect from the Effective Date, be amended as set out in this Clause 3 and will continue to be binding upon each of the Parties thereto in accordance with its terms as so amended.

3.2	Amendments to Clause 1.1 (Definitions) of the Original Agreement

(i)	The definitions of the following terms in Clause 1.1 (Definitions) of the Original Agreement shall be deleted in their entirety and replaced by the following definitions:

“Margin” means:

a)	from the Effective Date and up until and including 31 December 2014 two point seventy five per cent (2.75%) per annum; and

b)	at any other time two point fifty per cent (2.50%) per annum.”

“Finance Documents” means this Agreement, the Addendum no. 1, the Security Documents and any other document designated as such by the Agent and the Borrower.”

(ii)	The following new definitions shall be inserted in Clause 1.1 (Definitions) of the Original Agreement:

“Addendum no. 1” the addendum no. 1 to this Agreement dated 7 March 2012 and made between the parties set out therein.

“Effective Date” has the meaning given to such term in Addendum no. 1.”

3.3	Amendments to paragraph a) of Clause 23.3 (Minimum Market Value) of the Original Agreement

The current wording of paragraph a) of Clause 23.3 (Minimum Market Value) of the Original Agreement shall be deleted in its entirety and replaced by the following wording:

“The Market Value of the Vessel shall not be less than (i) one hundred and twenty per cent (120%) of the Loan in the period from the Effective Date and up until and including 31 December 2014 and (ii) one hundred and thirty per cent (130%) of the Loan at any other time.”

4	CONSENT

a)
The Lenders consent to the Borrower making a prepayment of the Loan in a total amount of USD 6,875,000 which shall be considered as a prepayment of the next eleven (11) quarterly installments, the first falling due on 29 May 2012, each in an amount of USD 625,000. Consequently, following such prepayment, no installment shall be paid in accordance with Clause 6.1.1 (The Loan) up until 27 February 2015.

b)	From and including the first quarter of 2015 (27 February 2015) the repayment of the Loan shall be in accordance with Clause 6.1 (Repayment) of the Original Agreement.

5	CONTINUED FORCE AND EFFECT

a)
The provisions of the Original Agreement and the other Finance Documents shall, save as amended by this Addendum (and by separate amendments to the relevant Finance Documents (if any)), continue in full force and effect between the Parties and the Original Agreement and this Addendum shall be read and construed as one instrument with effect from the Effective Date.

b)	Each of the Obligors hereby represents, warrants and confirms to and for the benefit of the Finance Parties and the Swap Bank that:

(i)
the Security created by the Security Documents to which it is a party extend to the liabilities and obligations of the Borrower under the Original Agreement as amended by this Addendum and the obligations of the Borrower arising under or in connection with this Addendum, the Original Agreement, the other Finance Documents and any Swap Agreements constitute obligations and liabilities secured under the Security Documents;

(ii)	the Security created or conferred under the Security Documents to which it is a party continue in full force and effect on the terms of the respective Security Document; and

(iii)
the Guarantor’s obligations and liabilities under Clause 17 (Guarantee and Indemnity) of the Original Agreement extend to the obligations and liabilities of the Borrower to the Finance Parties and the Swap Bank under the Original Agreement as amended by this Addendum.

6	AMENDMENT FEE

The Borrower shall pay an amendment fee of USD 10,000. Such amendment fee shall be due and payable within ten (10) Business Days after the date of this Addendum.

7	GOVERNING LAW AND JURISDICTION

7.1	Governing law

This Addendum shall be governed by Norwegian law.

7.2	Jurisdiction

a)
Subject to paragraph c) below, the courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Addendum (including a dispute relating to the existence, validity or termination of this Addendum) (a “Dispute”).

b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

c)
This Clause 7 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

7.3	Service of process

Without prejudice to any other mode of service, each of the Obligors:

a)
irrevocably appoints DHT Management AS currently of Haakon VII’s gate 1, 0161 Oslo, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with this Addendum or any Finance Documents;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

c)
consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 33 (Notices) of the Original Agreement.

***

SCHEDULE 1
LENDERS

Lenders:	Lending Office:
DNB Bank ASA	Stranden 21, 0250 Oslo, Norway

APPENDIX 1
CONDITION PRECEDENT DOCUMENTS

1	CORPORATE AUTHORISATION

1.1	In respect of the Obligors:

a)	Certificate of Incorporation/Company Certificate/Deed of Incorporation (or similar);

b)	Certified copy of the Memorandum of Association, Articles of Association, Bye-Laws (or similar);

c)	Updated Goodstanding Certificate;

d)	Certified copy of the resolutions passed at a board meeting (and shareholders meeting (if required)) of the relevant Obligor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, inter alia, this Addendum and any Finance Document; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute this Addendum and any Finance Documents and any other documents necessary for the transactions contemplated by this Addendum, on its behalf; and

e)	Original Power of Attorney notarised (and legalised if requested by the Agent);

2	AUTHORISATIONS

All approvals, authorisations and consents required by any government or other authorities for any of the Obligors to enter into and perform its obligations under this Addendum and the other Finance Documents to which it is a party.

3	FINANCE DOCUMENTS

Each of the following Finance Documents, duly signed:

a)	This Addendum; and

b)	Any amendments to the Security Documents (if any).

4	MISCELLANEOUS

a)
A written confirmation (substantially in the form as set out in Appendix 3 (Form of Confirmation  Letter)) from the Obligors that the term loan facility agreement dated 25 February 2011 and made between, inter alia, DVB Bank SE as agent, DHT Phoenix, Inc. as borrower and the Guarantor as guarantor have been amended on similar terms as set out in this Addendum for the period from the Effective Date until and including 31 December 2014;

b)	The Obligors shall provide evidence to the Agent that an equity issue in a minimum amount of the USD 50,000,000 has been made and completed in the Guarantor within 31 May 2012;

c)
Evidence of payment to the Agent of an amount of six million eight hundred and seventy five thousand Dollars (USD 6,875,000) in prepayment of the next eleven (11) quarterly installments payable by the Borrower;

d)	Evidence that the fee referred to in Clause 6 (Amendment Fee), have or will be paid on its due date; and

e)	Any other documents as reasonably requested by the Agent.

5	LEGAL OPINIONS

a)	Any favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

APPENDIX 2
FORM OF NOTIFICATION NOTICE

To:	DHT Eagle, Inc. as Borrower
DHT Holdings, Inc. as Guarantor
DNB Bank ASA as Lender
DNB Bank ASA as Swap Bank

From:	DNB Bank ASA, as Agent

Date: [●] 2012

USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED 24 MAY 2011 (AS AMENDED) (THE “AGREEMENT”)

a)	Reference is made to the Addendum No. 1 dated 7 March 2012 (the “Addendum”) to the Agreement.

b)	Please be advised that all condition precedent documents as listed in Appendix 1 to the Addendum have now been received.

Yours sincerely, DNB Bank ASA

By:
Name:
Title:

APPENDIX 3
FORM OF CONFIRMATION LETTER

To:	DNB Bank ASA, as Agent

From:	DHT Eagle, Inc. as Borrower
DHT Holdings, Inc. as Guarantor

Date: [●] 2012

USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED 24 MAY 2011 (AS AMENDED) (THE “AGREEMENT”)

Reference is made to the Addendum No. 1 dated 7 March 2012 (the “Addendum”) to the Agreement.

We hereby confirm that the term loan facility agreement dated 25 February 2011 and made between, inter alia, DVB Bank SE as agent, DHT Phoenix, Inc. as borrower and the Guarantor as guarantor have been amended on similar terms as set out in the Addendum, however so that the amendment fee shall be USD 10,000 or less, the applicable margin shall not be increased by more than zero point twenty five per cent (0.25%) and the minimum value requirement applicable to the vessel financed thereunder shall be one hundred and twenty per cent (120%) or lower for the period from the Effective Date (as defined in the Addendum) and up until and including 31 December 2014.

DHT Eagle, Inc. (as Borrower)		DHT Holdings, Inc. (as guarantor)

By:	/s/ Svein M. Harfjeld	By:	/s/ Svein M. Harfjeld
Name: Svein M. Harfjeld		Name: Svein M. Harfjeld
Title: Vice-President		Title: CEO

***

SIGNATORIES

The Borrower:		The Guarantor:

DHT Eagle, Inc.		DHT Holdings, Inc.

By:	/s/ Svein M. Harfjeld	By:	/s/ Svein M. Harfjeld
Name: Svein M. Harfjeld		Name: Svein M. Harfjeld
Title: Vice-President		Title: CEO

The Lender:		The Agent:

DNB Bank ASA		DNB Bank ASA

By:	/s/ Kjerstin R. Braathen	By:	/s/ Kjerstin R. Braathen
Name:		Name:
Title:		Title:

The Swap Bank:

DNB Bank ASA

By:	/s/ Kjerstin R. Braathen
Name:
Title: